Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration on Form S-8 of HUGHES Telematics, Inc. of our report dated March 16, 2009, except for the effects of the recapitalization described in Note 1, as to which the date is July 24, 2009, relating to the financial statements of HUGHES Telematics, Inc., which appears in the Current Report on Form 8-K of HUGHES Telematics, Inc. dated July 24, 2009.

/s/ PricewaterhouseCoopers LLP

Atlanta, GA
July 29, 2009